Exhibit 10.1

May 22, 2019       CONFIDENTIAL

Mick Slattery

16340 Belle Isle Dr.

Cornelius, NC 28031

Dear Mick:

It is with great pleasure that I confirm our offer of employment with Office Depot.  We are looking forward to having you as part of our team.

This letter confirms the details of the offer, which are set forth below. Please note that this offer is contingent upon the satisfactory outcome of a background check and should not be construed as a formal contract of employment.  A background check may include, but is not limited to, a criminal record check, educational record check, verification of prior employment, credit check, Social Security number verification and drug screen, if required for the position.

Position:  President, CompuCom reporting to the Chief Executive Officer.

Base Salary:  You will be paid $550,000.00 annually, which is subject to deductions for taxes and other withholdings as required by law. This annual amount will be paid as a weekly salary which you will receive on a bi-weekly basis. As an exempt employee, your hours in this position may fluctuate, and each weekly portion of your salary will compensate you for all hours you work during that week.

Start Date: TBD

Location:  CompuCom Headquarter Office, 8106 Calvin Hall Road, Fort Mill, SC  29707

Bonus Eligibility:  You will be eligible to participate in the Office Depot, Inc. 2019 Corporate Incentive Plan (the “Plan”).   Any incentive payable under the Plan for 2019 will be paid in 2020, no later than March 15, 2020, and subject to the Plan’s terms and conditions. The Plan currently provides an incentive target payout of 75% of your annual eligible earnings.

Sign-On Bonus:  You are eligible for a sign-on bonus of $100,000.00, less applicable taxes, payable in the first payroll following completion of your first 180 days of continuous service pursuant to the terms of the Sign-On Bonus Agreement.

Sign-On Equity:  You will receive a new hire sign-on equity award following your Start Date equal to a value of $750,000.00 and will consist of 40% time-vested restricted stock units (“RSUs) and 60% performance stock units.  The RSUs will vest in one-third installments on each of the first three anniversaries of the grant date as long as you are continuously employed by the Company through each anniversary date.  The PSUs will cliff vest on the third anniversary of the grant date as long as you are continuously employed by the Company through the third anniversary of the grant date. The actual number of shares you will receive will be determined based on the methodology approved by the Compensation Committee of the Board of Directors for the 2019 Long-Term Incentive Program.

Long-Term Incentive Program:  You will receive an award under the 2019 Long-Term Incentive Program following your Start Date equal to a value of $750,000.00 and will consist of 40% time-vested restricted stock units (“RSUs) and 60% performance stock units.  The RSUs will vest in one-third installments on each of the first three anniversaries of the grant date as long as you are continuously

Mick Slattery

employed by the Company through each anniversary date.  The PSUs will cliff vest on the third anniversary of the grant date as long as you are continuously employed by the Company through the third anniversary of the grant date. The actual number of shares you will receive will be determined based on the methodology approved by the Compensation Committee of the Board of Directors for the 2019 Long-Term Incentive Program.

Car Allowance:  You are eligible for the Executive Car Allowance Program, which is intended to cover expenses associated with owning/leasing and maintaining a vehicle.  The current allowance is a flat amount of $600.00 which will be included with your bi-weekly paycheck.

Paid Time-Off:  You will be eligible for paid time off in accordance with the terms of Office Depot’s Paid Time Off policy, as the terms may be amended from time to time (currently, 208 hours of paid time off per year).

Benefits:  A summary of the benefits for which you will be eligible is enclosed.

Non-Compete Agreement:  For and in consideration of the above compensation terms, the sufficiency of which you acknowledge by your acceptance of this position, enclosed is an important document, which requires your execution – the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement.  Please return this document within ten (10) days hereof (a return envelope has been provided for your convenience). Your offer for employment is also conditioned upon your representation that you do not have any post-employment obligations (contractual or otherwise) that would limit in any respect your employment with Office Depot and your contemplated duties or otherwise subject Office Depot to liability for breach of any such obligations.  Your acceptance of employment shall constitute your affirmation of the foregoing representation.

Employment at Will/Severance:  All employment with Office Depot is at will, and nothing herein shall be construed to constitute an employment agreement or deemed a guarantee of continued employment.  In the event that you are terminated without Cause (as “Cause” is defined in the Office Depot, Inc. Executive  Change in Control Severance Plan, as it may be amended from time to time (the “CIC Plan”)), Office Depot will pay to you, less applicable taxes and other deductions required by law, the sum of (i) 18 months of your base salary at the rate in effect on the date of your employment termination, (ii) 18 times the difference between Office Depot’s monthly COBRA charge on your date of employment termination for the type of Company-provided group health plan coverage in effect for you on that date and the applicable active employee charge for such coverage, (iii) bonus calculated based on actual performance under Office Depot’s annual bonus plan for Office Depot’s fiscal year in which the employment termination occurs, and your annual eligible earnings in the fiscal year in which the employment termination occurs, and (iv) any earned but unpaid annual bonus for the completed fiscal year preceding the fiscal year of termination.  Office Depot must deliver to you a customary release agreement (the “Release”) within seven days following the date of your employment termination.  As a condition to receipt of the severance benefits specified in this section, you must (A) sign the Release and return the signed Release to Office Depot within the time period prescribed in the Release (which will not be more than 45 days after Office Depot delivers the Release to you), and (B) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended; the total period of time described in (A) and (B) above is the “Release Period.”  Office Depot will pay the severance benefits specified in (i) and (ii) above to you in a lump sum within 15 days following the expiration of the Release Period.  Any payments due under (iii) and/or (iv) above will be made at the same time as payments are made to other active participants in the applicable annual bonus plan following determination of actual performance by the Compensation Committee.  In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the severance benefits specified in this section. Unless otherwise agreed to in writing by Office Depot, the severance benefits specified in this section shall be in lieu of any severance payment or benefit under any Office Depot severance plan, policy, program or practice (whether written or unwritten) and, therefore, such severance benefits shall be the exclusive source of any severance benefits.

Mick Slattery

Change in Control Plan:  You will be eligible to participate in the Executive Change in Control Plan (“CIC Plan”) which provides for severance in the event that you are involuntarily terminated following a Change in Control, as defined therein, at the Tier 1 level.  Enclosed you will find a copy of the CIC Plan for your reference as well as a Notice of Selection for Participation in Executive Change in Control Severance Plan (“Notice”) which requires your acceptance prior to your effective participation in the CIC Plan.  Please return the signed Notice to me along with your signed offer letter.

Tax Treatment:  This letter will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (“Section 409A”) of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii).  With respect to other amounts that are subject to Section 409A, it is intended, and this letter will be so construed, that any such amounts payable under this letter and Office Depot’s and your exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A.  As a result, with respect to any amount that is subject to Section 409A (i) references to your termination of employment shall be deemed references to your “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and (ii) in the event you are a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i) on the date of your separation from service (with such status determined by Office Depot in accordance with rules established by Office Depot in writing in advance of the “specified employee identification date” that relates to the date of your separation from service or in the absence of such rules established by Office Depot, under the default rules for identifying specified employees under Treas. Reg. §1.409A-1(i)), any amount that is payable to you in connection with your separation from service shall be paid six months after such separation from service (if you die after the date of your separation from service but before a payment has been made, such payment will be paid to your estate without regard to such six-month delay).  You acknowledge and agree that Office Depot has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this letter and that you are solely responsible for all taxes due with respect to such compensation and benefits.

Clawback Provisions:  Any incentive-based compensation or other amounts paid to you pursuant to any and all agreements or arrangements with the Company will be subject to clawback under any applicable Company clawback policy (including any such policy adopted by the Company pursuant to applicable law, government regulation or stock exchange listing requirement).

Miscellaneous:  Office Depot is required to verify your eligibility to work in the United States.  Accordingly, on your first day of work at Office Depot, you must complete an Employment Eligibility Verification Form and provide original documentation establishing your identity and employment eligibility.  The List of Acceptable Documents for this purpose is enclosed for your reference.  If you fail to provide the necessary documentation to establish your identity and eligibility to work in the United States by the close of business of your second day of work, you will not be permitted to work at Office Depot.

Mick, we are excited to have you join management as President, CompuCom.  I look forward to your response as soon as practicable.

Sincerely,

/s/ Gerry Smith

Gerry Smith

Chief Executive Officer

Enclosures

Mick Slattery

Agreed and Accepted by:

/s/ Mick Slattery	May 24, 2019
Mick Slattery	Date